Exhibit 10.19
INDEPENDENT BANK CORP. CHIEF EXECUTIVE OFFICER
TIME VESTING RESTRICTED STOCK AGREEMENT

Notification and Acceptance of Restricted Stock Award
    The Independent Bank Corp. Second Amended and Restated 2005 Employee Stock Plan (the "Plan") permits the granting of Restricted Stock Awards to employees of Independent Bank Corp. (the "Company") and its subsidiaries who are expected to contribute to the Company's future growth.
    The Company greatly appreciates your ongoing efforts, and believes that you will contribute to the Company's future success. The Company is therefore extremely pleased to offer you the following Restricted Stock Award:

Effective Date of Restricted Stock Agreement	February 17, 2022
Employee Name And Residential Address:	{NAME} {ADDRESS}
Number of shares of common stock granted in this Restricted Stock Award:	{SHARES GRANTED} shares of the Company's common stock.
Vesting Period:	Five years, with 20% of the Restricted Stock Award vesting on each anniversary of the Effective Date. Please see Section 2 below for more information about vesting.
Vesting Schedule:	Date Shares Vested {VESTING SCHEDULE}

This Restricted Stock Award is subject to the terms and conditions of the Restricted Stock Agreement set forth below (the "Agreement"). By clicking "ACCEPT" in the equity management software system you both accept this Restricted Stock Award and acknowledge that you have read, understand, and accept the terms and conditions of this Agreement set forth below.

Restricted Stock Agreement

    The Company agrees to issue to the employee named above (the "Employee") the number of shares of the Company's common stock (collectively, the "Restricted Shares") set forth above subject to the terms and conditions of the Plan and this Agreement, as follows:
Section 1.     Issuance of Common Stock to Employee.
(a)Consideration. The Employee shall not be required to pay any consideration to the Company for the Restricted Shares.
(b)Issuance of Shares. The Company must receive a signed original of this Agreement back from the Employee indicating Employee's acceptance of the terms of the Agreement (which signature may occur through the current equity management software or other electronic means). The Company shall act with reasonable speed to either cause to be issued a certificate or certificates for the Restricted Shares, which certificate or certificates shall be registered in the name of the Employee (or in the names of Employee and the Employee's spouse as community property or as joint tenants with right of survivorship), or shall direct the Company's transfer agent to make entries in its records for the Restricted Shares that are equivalent to issuance of a certificate or certificates to the Employee. The Company shall cause the Restricted Shares to be deposited in escrow in accordance with this Agreement. The issuance of the Restricted Shares shall occur at the offices of the Company or at such other place and time as the parties hereto may agree.
(c)Withholding Taxes. The Company shall have the right to deduct from payments of any kind otherwise due to the Employee from the Company or any of its subsidiaries any federal, state or local taxes of any kind required by law to be withheld due to the vesting of the Restricted Shares. The Employee may pay any taxes owed due to the vesting of the Restricted Shares in cash. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Employee may also elect to satisfy withholding obligations, in whole or in part, (a) by directing the Company to retain vested Restricted Shares otherwise issuable to the Employee pursuant to this Agreement or (b) by delivering to the Company shares of the Company's common stock already owned by the Employee. Any shares so delivered or retained shall have a fair market value that is at least equal to the withholding obligation. The fair market value of any shares used to satisfy a withholding obligation shall be determined in accordance with the terms of the Plan as of the date of the vesting of the Restricted Shares. The Employee may only satisfy a withholding obligation with shares of the Company's common stock which are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. Notwithstanding the foregoing, in the case of a Reporting Person (as defined in the Plan), no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of SEC Rule 16b-3 (unless it is intended that the transaction not qualify for exemption under Rule 16b-3).
(d)Plan and Defined Terms. The issuance of the Restricted Shares pursuant to this Agreement is in all respects subject to the terms, conditions, and definitions of the Plan, all of which are hereby incorporated herein by reference. The Employee accepts the Restricted Shares subject to all the terms and provisions of the Plan and agrees that all decisions under and interpretations of the Plan by the Board of Directors (or a Committee

of the Board of Directors, if applicable) shall be final, binding, and conclusive upon the Employee and his permitted heirs, executors, administrators, successors and assigns. Capitalized defined terms used herein shall have the meanings assigned to them in the Plan, unless such terms are otherwise specifically defined in this Agreement.
Section 2.Vesting Period and Acceleration
(a)Vesting Period. The Restricted Shares shall vest over the period and pursuant to the schedule set forth on the first page of this Agreement (the "Vesting Period").
(b)Accelerated Vesting at Company's Discretion. The Company may, in its sole and absolute discretion, accelerate the vesting of the Restricted Shares by providing a written notice of accelerated vesting to the Employee.
(c)Vesting In The Event of Death, Permanent and Total Disability, or Retirement. If, prior to the end of the Vesting Period, the Employee dies or the employment of the Employee is terminated on the account of permanent and total disability as such term is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, or the employment of the Employee ceases as a result of the Employee's retirement from the Company and/or its subsidiaries, any unvested Restricted Shares shall vest in the Employee or his/her heirs in the number of shares equal to the amount of unvested Restricted Shares which were to vest during the year of the Vesting Period in which death, permanent and total disability, or retirement occurs multiplied by a fraction, the numerator of which is the number of days the Employee was employed by the Company during that year of the Vesting Period and the denominator of which is 365, rounded to the nearest whole share. The Employee shall forfeit any unvested Restricted Shares scheduled to vest in subsequent years of the Vesting Period. By way of example, if the Employee was employed by the Company for 73 days during the year of the Vesting Period, the Employee would be entitled to vest in (73 divided by 365 = twenty percent (20%)) of the amount of Restricted Shares which were to vest during that year. For purposes of this Agreement, the determination as to whether an Employee ceased employment with the Company due to "retirement" shall be in the sole discretion of the Board of Directors.
(d)Vesting In The Event of Termination Without Cause; Resignation for Good Reason. If during the Vesting Period either (A) the Company terminates the Employee's employment without Cause (as such term is defined in Section 4(a)(ii) of this Agreement) or (B) the Employee resigns for Good Reason (as such term is defined in Section 4(a)(iii) of this Agreement) from the Company, any unvested Restricted Shares shall vest in the Employee in the number of shares equal to the amount of unvested Restricted Shares which were to vest during the year of the Vesting Period in the termination of employment occurs multiplied by a fraction, the numerator of which is the number of days the Employee was employed by the Company during that year of the Vesting Period and the denominator of which is 365, rounded to the nearest whole share. The Employee shall forfeit any unvested Restricted Shares scheduled to vest in subsequent years of the Vesting Period. By way of example, if the Employee was employed by the Company for 73 days during the year of the Vesting Period, the Employee would be entitled to vest in (73 divided by 365 = twenty percent (20%)) of the amount of Restricted Shares which were to vest during that year.

(e)Accelerated Vesting In The Event of A Change Of Control.
(i)The Restricted Shares shall immediately and fully vest if a "Change of Control" of the Company occurs. A "Change of Control" shall be deemed to have occurred if, subsequent to the Effective Date and during the Vesting Period (A) any "Person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's or the Rockland Trust Company's ("Rockland") then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities") (in such case other than as a result of an acquisition of securities directly from the Company or Rockland); or (B) during any period of two (2) consecutive years following the date hereof, individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Incumbent Directors") cease, at any time during such two (2) year period, for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the beginning of any such two (2) year period shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by either (x) a vote of at least a majority of the Incumbent Directors or (y) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or (C) the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or (D) the approval by the Company's stockholders of any plan or proposal for the liquidation or dissolution of the Company.

    Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (A) of this Section 2(e)(i) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (A) of this Section 2(e)(i).
(ii)In the event any Restricted Shares would otherwise vest pursuant to Section 2(e) hereof and the Change of Control pursuant to which the Restricted Shares would vest is an event described in Section 280G(b)(2)(A)(i) of the Code, notwithstanding anything to the contrary contained herein, then in lieu of vesting, such Restricted Shares shall be cancelled and the Company shall pay the Employee therefor an amount equal to the fair market value (as defined in the Plan) of the shares of Common Stock as of the date of the Change of Control; provided, however, that such Change of Control must also satisfy the definition of "change in control" set forth in Treasury Regulations Section 1.409A-3(i)(5) for a payment to be made under this Section. Any payment hereunder shall be made to Employee in cash no more than thirty (30) days after the date of the Change of Control.

    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment ( a "Gross-Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Payments, any federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Payments; provided, however, that, in order to comply with Treasury Regulations Section 1.409A-3(i)(1)(v), any Gross-Up Payment shall be paid in a cash lump sum to the Employee no later than the last day of the taxable year following the taxable year in which the Employee remits the applicable taxes to the appropriate taxing authority.
(iii)Subject to the provisions of Section 2(e)(iv), all determinations required to be made under this Section 2(e)(iii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the Company's independent auditors or any nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or Employee. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Employee's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Section 2(e)(iii), shall be paid to Employee within five (5) days of the receipt of the Accounting Firm's determination; provided, however, that, in order to comply with Treasury Regulations Section 1.409A-3(i)(1)(v), any Gross-Up Payment shall be paid in a cash lump sum to the Employee no later than the last day of the taxable year following the taxable year in which the Employee remits the applicable taxes to the appropriate taxing authority. If the Accounting Firm determines that no Excise Tax is payable by Employee, the Accounting Firm shall be required to (A) conclude that either (i) there has not occurred a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (as such terms are defined in Section 280G of the Code) or (ii) no portion of the Payments constitutes "parachute payments" (within the meaning of said Section 280G), in either case on the basis of "substantial authority" (within the meaning of Treas. Reg. § 1.6661-3), and (B) provide an opinion to that effect to both the Company and Employee, including the reasons therefore and an opinion that Employee has substantial authority not to report any Excise Tax on his federal tax return. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 2(e)(iv) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by Employee in connection with the proceedings described in Section 2(e)(iv), shall be paid to Employee within five (5) days of the receipt of the Accounting Firm's determination; provided, however, that, in order to comply with Treasury Regulations Section 1.409A-3(i)(1)(v), any Gross-Up Payment shall be paid in a cash lump sum to the Employee no later than the last day of the taxable year following the taxable year in which the Employee remits the applicable taxes to the appropriate taxing authority.
(iv)Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, Employee shall: (A) give the Company any information reasonably requested by the Company relating to such claim, (B) take such action in connection with contesting such claim as the

Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company, (C) cooperate with the Company in good faith in order to effectively contest such claim, and (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 2(e)(iv), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.
Section 3.No Transfer or Assignment of Restricted Shares. The Employee shall not, without the prior written consent of the Company (which may be withheld in the Company's sole and absolute discretion), sell, dispose of, assign, encumber, pledge, gift or otherwise transfer any of the Restricted Shares prior to vesting, other than (a) pursuant to a qualified domestic relations order (as defined in SEC Rule 16b-3) or (b) by will or the laws of intestacy.
Section 4.Forfeiture.
(a)Termination of Employment.
(i)Notwithstanding anything contained in the Plan to the contrary, there will be an automatic and immediate forfeiture of Restricted Shares that have not yet vested at the time the Employee's employment is terminated by the Company (including for purposes of this Section 4(a), any of the Company's subsidiaries) for Cause, as defined below in Section 4(a)(ii), or if the Employee resigns from his employment for any reason other than for Good Reason, as defined below in Section 4(a)(iii).
(ii)Termination for "Cause" shall mean the Company's termination of the Employee's service with the Company at any time because the Employee has: (A) refused or failed, in any material respect (other than due to illness, injury or absence authorized by the Company or required by law), to devote his full normal working time, skills, knowledge, and abilities to the business of the Company and its subsidiaries and affiliates, and in promotion of their respective interests pursuant to the Employee's employment agreement; or (B) engaged in (1) activities involving his personal profit as a result of his dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation or breach of fiduciary duty, or (2) dishonest activities involving the Employee's relations with the Company and its subsidiaries and affiliates or any of their respective employees, customers or suppliers; or (C) committed larceny, embezzlement, conversion or any other act involving the misappropriation of Company or customer funds in the course of his employment; or (D) been convicted of any crime or committed any act abhorrent to the community which reasonably could affect in a materially adverse manner the reputation of the Company or its subsidiaries and affiliates, the Company or the Employee's ability to perform the duties required of him under his employment agreement; or (E) committed an act involving gross negligence on the part of the Employee in the conduct of his duties under the Employee's employment agreement; or (F) evidenced a drug addiction or dependency; or (G) materially breached the Employee's employment agreement; provided, however, that, in the case of any termination pursuant to clauses (A), (E),(F) or (G) above, the Company shall give the Employee thirty (30) business days' written notice thereof, an opportunity to cure within such thirty (30) day period, and a reasonable opportunity to be heard by the Board to show just cause for his actions, and to have the Compensation Committee of the Board, in its discretion, reverse or rescind the prior action of the Board under the clause(s).
(iii)Resignation for "Good Reason" shall mean the resignation of the Employee after (A) the Company or its subsidiaries without the express written consent of the Employee, materially breaches any terms of any written employment agreement he has with the Company to the substantial detriment of the Employee; or (B) the Board, without Cause (as defined in Section 4(a)(ii) above), substantially changes the Employee's core duties or removes the Employee's responsibility for those core duties, so as to effectively cause the Employee to no longer be performing the duties of Chief Executive Officer and President of the Company and its subsidiaries; or (C) the Board, without Cause (as defined in Section 4(a)(ii) above), places another executive above the Employee in the Company or its subsidiaries; or (D) a Change of Control (as defined above) shall have occurred; provided, however, that, in the case of resignation pursuant to this subsection (iii), the Employee shall give the Company thirty (30) business days' written notice thereof and, during such thirty-day period, an opportunity to cure.
(b)Escrow. Upon issuance, the certificate(s) for the Restricted Shares shall be deposited by the Employee with the Company, the Company's stock transfer agent, and/or the Company's other agent, together with a stock power endorsed in blank to be held in escrow in accordance with the provisions of this Agreement for the Vesting Period. Alternatively, if actual certificates for the Restricted Shares are not issued the Company shall direct its stock transfer agent to make entries in its records for the Restricted Shares to reflect that they are being held in escrow for the Vesting Period. All regular cash dividends on Restricted Shares shall be paid directly to the Employee and shall not be held in escrow. Unvested Restricted Shares may be enrolled in the Company's Automatic Dividend Reinvestment and Common Stock Purchase Plan. The Employee may also exercise all voting rights on the Restricted Shares while they are held in escrow. The Restricted Shares shall be (i) surrendered and automatically revert to the Company upon forfeiture of any such shares or (ii) released to the Employee once the Vesting Period has lapsed and they are no longer Restricted Shares.
Section 5.Miscellaneous Provisions.
(a)No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Employee any right to continue to serve as an employee of the Company or any of its direct or indirect subsidiaries. Nothing in this Agreement or in the Plan shall interfere with or otherwise restrict the rights of the Company or any of its subsidiaries or of the Employee to terminate the Employee's employment with the Company or any of its subsidiaries at any time and for any reason, with or without cause.

(b)Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon (i) personal delivery, (ii) deposit with a nationally recognized overnight courier or (iii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at 288 Union Street, Rockland, Massachusetts 02370 or at its then principal executive office address if different, with simultaneous copies to the Human Resources Department and General Counsel of the Company, and to the Employee at the residential address set forth above or to the residential address that the Employee has most recently provided to the Company in writing if different.
(c)Entire Agreement. This Agreement, together with the Plan, constitutes the entire understanding between the parties hereto with regard to the subject matter hereof, and supersedes any other agreements, representations, or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.
(d)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.
(e)Remedies. The Employee agrees that the Company will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants, or conditions of this Agreement by the Employee, the Company shall, in addition to all other remedies available, be entitled to a temporary or permanent injunction or other equitable relief against the Employee, without showing any actual damage, and/or a decree for specific enforcement in accordance with the provisions hereof.
(f)Severability. If any provision of this Agreement is found unenforceable or illegal, the remainder of this Agreement shall remain in full force and effect.
(g)Amendments; Waivers. This Agreement may only be amended or modified in a writing signed by the Employee and the Company. No party shall be deemed to waive any rights hereunder unless the waiver is in writing and signed by the party waiving rights. A waiver in writing on or more occasions shall not be deemed to be a waiver for any future occasions.
(h)Counterparts. This Agreement may be executed in counterparts, including counterparts by telecopier, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.
(i)Section 83(b) Tax Election. The acquisition of the Restricted Shares may result in adverse tax consequences that may be avoided or mitigated by the Employee's filing of an election under Section 83(b) of the Code. Under Section 83 of the Code, the fair market value of the Restricted Shares on the date that any Forfeiture Restrictions applicable to the Restricted Shares lapse will be reportable as ordinary income of the Employee. The term "Forfeiture Restrictions" means, for purposes of this Agreement, either the lapse of the Vesting Period or the forfeiture of Restricted Shares. The Employee may elect under Section 83(b) of the Code to be taxed at the time the Restricted Shares are acquired, rather than when and as such Restricted Shares cease to be subject to Forfeiture Restrictions. A Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the Effective Date.

    The form for making a Section 83(b) election is available to be printed from the Equity Administration Solutions, Inc. software system. The Employee understands that a failure to make a Section 83(b) election within the thirty (30) day period will result in the recognition of ordinary income when the Forfeiture Restrictions lapse.
    The Employee should consult with his tax advisor to determine the tax consequences of acquiring the Restricted Shares and the potential advantages and potential disadvantages of filing the Section 83(b) election. The Employee acknowledges that, if so desired, it is his sole responsibility, and not that of the Company or any of its subsidiaries, to file a timely election under Section 83(b).